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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                                                 SEC File Number
                                                                         0-25334

                                   FORM 12b-25

                           Notification of Late Filing

                                                                    CUSIP Number
                                                                       38982E200

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|X| Form 10-K    |_| Form 11-K   |_| Form 20-F   |_| Form 10-Q    |_| Form N-SAR

     For Period Ended: December 31, 1997

     [ ] Transition Report on Form 10-K

     [ ] Transition Report on Form 20-F

     [ ] Transition Report on Form 11-K

     [ ] Transition Report on Form 10-Q

     [ ] Transition Report on Form N-SAR

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                      N/A

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PART I - REGISTRANT INFORMATION
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                     THE GREAT AMERICAN BACKRUB STORE, INC.
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               (Exact Name of Registrant as Specified in Charter)


             4500 140TH AVENUE NORTH, SUITE 221, CLEARWATER FLORIDA
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                     (Address of Principal Executive Office)


                                      33762
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                                   (Zip Code)

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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time:

         The Company, in connection with the acquisition of assets, changed management on October 16, 1997. In addition, the Company changed auditors on January 30, 1998. As a result of these changes, the completion of the Company's audit could not be accomplished by the due date without unreasonable effort and expense.

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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification

     David West, CFO             (813) 532-4818


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(2)  Have all other periodic reports required (under Section 13 or 15(d) of the
     Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer no, identify report(s).

               [X] YES                                       |_| NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

               [_] YES                                       [X] NO

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and; if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                N/A

     THE GREAT AMERICAN BACKRUB STORE, INC. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  March 31, 1998              THE GREAT AMERICAN BACKRUB STORE, INC.


                                    By:   /s/ DAVID WEST
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                                        David West, CFO

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                                    ATTENTION
Intentional misstatements or omissions of act constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

(1) This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities and Exchange Act of 1934.

(2) One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, DC 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

(3) A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

(4) Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


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